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                                                                    Exhibit 4.12
                             STOCK OPTION AGREEMENT


       Agreement made this 7th day of February, 1995, between Kaneb Services, Inc. (the "Company"), and ________________ ("Optionee").

       Optionee has been elected and is presently serving as a director of the Company. In order to afford Optionee the opportunity to purchase shares of the Common Stock of the Company, without par value (the "Stock") which Stock is currently being held in the treasury of the Company as Treasury Stock, the Company and Optionee hereby agree as follows:

               1. Grant of Option. The Company hereby irrevocably grants to Optionee the right and option ("Option") to purchase all or any part of an aggregate of 20,000 shares of Stock, on the terms and conditions set forth herein.

               2. Purchase Price. The purchase price of Stock purchased pursuant to the exercise of this Option shall be equal to the closing price of the Stock on the date of grant hereof, which has been determined to be $1.63 per share.

               3. Exercise of Option. Subject to the earlier expiration of this Option as herein provided, this Option may be exercised, by written notice to the Company, at any time and from time to time prior to the expiration of ten (10) years from the date of grant hereof. This Option is not transferable by Optionee otherwise than by will or the laws of descent and distribution and may be exercised only by Optionee during his lifetime and while he remains a director of the Company, except that:

                        (a) if Optionee ceases to be a director of the Company other than by reason of death, this Option may be exercised by Optionee at any time during a period of ninety (90) days following such cessation; or

                        (b) if Optionee dies while serving as a director of the Company, his estate or the person who acquires this Option by bequest or inheritance or by reason of the death of Optionee may exercise this Option at any time during a period of one (1) year following the date of Optionee's death.

       This Option shall not be exercisable in any event after the expiration of ten (10) years from the date of grant hereof. The purchase price of shares as to which this Option is exercised shall be paid in full in cash or a cash equivalent acceptable to the Company. Unless and until a certificate or certificates representing such shares shall have been issued by the Company to him, Optionee (or the person permitted to exercise this Option in the event of Optionee's death) shall not be or have any of the rights or privileges of stockholder of the Company with respect to shares purchasable upon the exercise of this Option.

               4. Restricted Shares. Upon an exercise of this Option, Optionee (or the person permitted to exercise this Option in the event of Optionee's death), if requested by the Company to do so, will execute and deliver to the Company in writing a letter containing such provisions as the Company may require to assure compliance with applicable federal and state securities laws. No sale or disposition of Stock purchased hereunder shall be made in the absence of a registration statement being on file with respect to such Stock under the Securities Act of 1933 unless an option of counsel satisfactory to the Company that such sale or disposition will not constitute a violation of the Securities Act of 1933 or any applicable state securities laws is first obtained. The certificates representing shares of Stock purchased under this Option may bear such legend as the Board of Directors of the Company deems appropriate, referring to the provisions of this Paragraph 4.

               5.       Recapitalization or Reorganization.

                        (a) The existence of this Option shall not affect in any way the right or power of the Board of Directors or the stockholders of the Company to make or authorize any adjustment,





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recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

                        (b) The shares with respect to which this Option is exercisable are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of this Option, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of shares of Stock with respect to which such Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the purchase price per share shall be proportionately increased.

                        (c) If the Company merges or consolidates with one or more corporations and the Company shall be the surviving corporation, thereafter upon any exercise of this Option the Optionee shall be entitled to purchase, in lieu of the number of shares of Stock as to which this Option shall then be exercisable, the number and class of shares of stock and securities to which the Optionee would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, the Optionee had been the holder of record of the number of shares of Stock as to which this Option is then exercisable. If the Company shall not be the surviving corporation in any merger or consolidation, or if the Company is to be dissolved or liquidated, then unless a surviving corporation assumes or substitutes a new Option for this Option, this Option shall expire upon the effective date of such merger or consolidation or such dissolution or liquidation.

                        (d) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to this Option or the purchase price per share.

               6. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors of the Company and all persons lawfully claiming under Optionee.

       IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officers thereunto duly authorized, and Optionee has executed this Agreement, all on the day and year first above written.

ATTEST:                                    KANEB SERVICES, INC.
                                           "Company"


                                           By:
- -----------------------------                 --------------------------------
                                                    John R. Barnes
                                               Chairman of the Board, President
                                                 and Chief Executive Officer


                                           -----------------------------------
                                                       "Optionee"





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                                  DISTRIBUTION

            Sangwoo Ahn                                       20,000
            C.E. Bentley                                      20,000
            Preston A. Peak                                   20,000
            Ralph A. Rehm                                     20,000
            James R. Whatley                                  20,000





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